EXHIBIT 12.00

PANDA GLOBAL HOLDINGS, INC. AND SUBSIDIARIES											EXHIBIT 12.00

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)


                                                                                                 		  Three Mos.
                          					   	 	  Year Ended December 31,       	     Ended March 31,
                                         -------------------------------------------------------	    -----------------
                               		 1991	     1992	    1993	  1994       1995	      1996	     1996	    1997

Income (loss) before minority interest
  and extraordinary items		     $ 3,573    $ 4,957    $4,346 	 $ 4,839   $ 2,316    $(8,916)  $   566 	$(6,691)

Interest expense 			            15,414     11,478    11,066 	  11,018  	11,716     19,414     3,185    10,802
Amortization of debt issue costs             493        436       502 	     600 	   554        494       141       174
Capitalized interest                                               	     803	 5,793     11,055     2,837        -
  Total fixed charges 			      15,907     11,914    11,568 	  12,421    18,063     30,963     6,163    10,976

Earnings before fixed charges 		19,480     16,871    15,914 	  16,457    14,586     10,992     3,892 	  4,285

Ratio of earnings to fixed charges      	  1.22       1.42      1.38 	    1.32 	  0.81     	 0.36      0.63 	   0.39

Deficiency in coverage of fixed charges		                                   $(3,477)  $(19,971)  $(2,271)  $(6,691)
